October 11, 1995

Brad Andress
749 Summit Lane North
Hudson, WI  54016

Re:      Position with Lund International Holdings, Inc.
         and Lund Industries, Incorporated
         Employment Agreement

Dear Mr. Andress:

As per our recent discussions, Lund International Holdings, Inc. and Lund Industries, Incorporated (collectively referred to as "Lund") are offering you the position of Vice President of Marketing for Lund International Holdings, Inc. and Lund Industries, Incorporated. This correspondence sets out the terms of our offer to you, except for the terms of our employee handbook, which reflect policies and procedures of Lund International Holdings, Inc. and its subsidiaries including Lund Industries, Incorporated (the "Company"), which are subject to change, and apply to you.

If the terms offered in this letter are acceptable to you, please sign the letter at the bottom. We hope that you will accept our offer and look forward to making you part of our management team.

Position:  Vice President of Marketing

Base Salary:  $115,000 per year

Bonus: You will be eligible for any executive bonus plan offered by Lund Industries, Incorporated and will be in the thirty percent (30%) bonus bracket for the current Short Term Incentive Plan for Fiscal 1996. Lund Industries, Incorporated reserves the right to change the bonus plan at the end of any plan year as applied to the following or next plan year. Also, each bonus plan will be evaluated for any particular year, and it is understood that future bonus plans have not been adopted and have yet to be determined or approved and in some years there may be no bonus plan. For this year's bonus plan, you are eligible to receive a pro rata bonus, if the plan goals and trigger points are achieved. The bonus you may receive will correspond to your actual date of commencement of employment through the end of the plan year or June 30, 1996.

Signing Bonus: $15,000 payable on or before October 23, 1995.

Stock Options: You will be granted Fifty Thousand (50,000) options to purchase Lund International Holdings, Inc. Common Stock, subject to Board approval. The option exercise price will be set as of the fair market value on the date of Board approval. In addition, any options, if granted, will be subject to the terms of Lund International Holdings, Inc.'s Incentive Stock Option Plan and/or Plans. The Board of Directors retains the right and discretion to modify all stock option plans. The vesting schedule for any stock options granted shall be determined by the Board of Directors. You must be employed on successive anniversary dates of your date of hire with no break in service for any vesting to occur.

Benefits: You are entitled to all benefits offered to employees of Lund Industries Incorporated.

Vacations: You will be eligible for a three (3) week paid vacation, vesting according to Lund Industries, Incorporated's vacation benefits.

In the position of Vice President of Marketing, you will be provided with confidential, trade secret, and/or proprietary information of Lund International Holdings, Inc., and its subsidiaries, which includes Lund Industries, Incorporated, and/or any company acquired by Lund International Holdings, Inc. or its subsidiaries (collectively referred to in this letter as the "Company"). This includes, but is not limited to the following confidential, trade secret, and/or proprietary information:

     1. Sales activities, sales records, sales histories and/or how sales have developed or changed in a particular geographical area or market or for a particular product; customer lists and/or vendor lists or knowledge of all of the Company's customers and/or potential customers and/or vendors; and

     2. The quantity of products purchased from the Company by its customers and the prices paid, the Company's purchasing activities, advertising and promotional activities, past and present, potential sales and/or markets, market strategies; and

     3. Products' specifications, materials, costs; development of new products; inventions, modifications of current products, and information pertaining to all aspects of the Company's research and development; and

     4. The quantity of various products purchased from the Company and/or the product mix as they relate to overall sales of all products and/or a particular product; and

     5. The reasons for the use by the Company of certain methods of attachment of its products to the vehicles; manufacturing processes and/or costs and/or time and/or labor studies; the products' designs, dimensions, and tolerances; and

     6. The quantity of materials purchased from suppliers and/or the reason for the use of certain materials; and

     7. Shipping methods, pricing, profit margins per product; and

     8. The financial information which is not made public in the Company's press releases, quarterly reports, Securities and Exchange Filings, and/or the Company's annual reports; and

     9. Information concerning the Company's management, financial conditions, financial operations, purchasing activities, marketing plans, strategic plans, information systems, communication systems, planning activities, operational activities and plans, investor relations activities, interdepartmental communication or operational communication activities, and business plans; and

     10. All other types and categories of information which are generally understood by persons involved in the automotive aftermarket industry or any manufacturing operations to be trade secrets, and or confidential information and/or proprietary information.

You agree that you will not disclose or use at any time in any manner any confidential trade secret and/or proprietary information as defined in this letter or elsewhere or subsequently revealed to you to be confidential, a trade secret or proprietary information.

You agree in the event your employment with the Company is terminated, whether voluntarily or otherwise, that you, for a period of one (1) year from the date of termination of your employment, shall not engage or participate in (whether as an employee, shareholder, owner, officer, director, partner, consultant, advisor, principal, agent, or in any other capacity) any business which engages in the invention, design, development, marketing, and/or selling, and/or manufacturing of products competitive with those which are then listed in the Company's current catalogues or marketing materials, and/or such products which the Company has at your termination from employment, under design, development, modification, alteration, or purchase from another company, or for which conception has occurred.

You further agree that you will not for a period of one (1) year from the date of your termination of employment with the Company, whether voluntarily or otherwise, engage in or participate in, in any capacity, the solicitation of any product designer, supplier, customer and/or manufacturer of the Company's.

You also agree that for a period of one (1) year from your termination from employment with the Company, whether voluntarily or otherwise, that you will not hire or offer to hire any of the Company's directors, officers, employees, and/or agents, or attempt to and/or entice them to discontinue their relationship with the Company, and/or attempt to divert and/or divert any product designer, customer, manufacturer, or supplier of the Company's.

Your obligations under this covenant not to compete shall apply to any geographical area in which the Company has engaged in business before and during your employment through production, operational, promotional, sales or marketing activities, or has otherwise established its good will, business reputation, or any product designer or customer or supplier relations.

The confidentiality and non-compete terms of this agreement, extend beyond the termination of your employment and shall continue in full force and effect after the termination of your employment or this agreement. Your agree to always keep confidential and to not use any trade secret and/or proprietary information.

You agree that at the time of your termination of employment with the Company, that you will promptly deliver to the Company all Company confidential, trade secret, or proprietary information and all Company property, equipment, and materials.

If you accept the Company's offer of employment, you understand that it is not for a particular time period, and that either you or the Company may terminate the employment relationship at any time for any reason or no reason. This agreement is not to be interpreted as an agreement for continued employment, since either party may terminate it at any time.

If the event that you are terminated without reason, as determined by the Company, you shall be paid, exclusive of any bonuses or other renumeration, six
(6) months of your base salary in effect on the date of termination, on the condition that you sign a full release of all claims against the Company. However, you will not be entitled in any way to six (6) months of your base salary, if you voluntarily terminate your employment with the Company or you are terminated for reason, as determined by the Company, or you decline to execute the full release.

It is the Company's understanding that you are not subject to any agreements or restrictions arising out of any prior employment or any consulting relationships, and that by accepting this offer of employment, you will not be breaching or violating any other obligations.

This agreement may be severed, in that if any portion is determined to be unenforceable, the other terms remain in full force and effect. Also, this agreement will be interpreted under the laws of the State of Minnesota and the United States of America, and is binding on the parties, their heirs, successors, personal representatives, and assigns.

Please accept our offer for the position of Vice President of Marketing of Lund International Holdings, Inc. and Lund Industries, Incorporated by executing this agreement at the bottom. Thank you for your time and interest in employment with Lund. Please feel free to call me at your convenience if you have any questions. If look forward to your response in the very near future.

Sincerely,


By  /s/ William J. McMahon
    William J. McMahon
    President and CEO

Accepted by: /s/ Bradley Andress
             Brad Andress